Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 28, 2011

Contact:   Michael Shaffer
  Executive Vice President and Chief Financial Officer
  (212) 381-3523
  www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS 2010
FOURTH QUARTER AND FULL YEAR RESULTS

w	FOURTH QUARTER AND FULL YEAR EPS AND REVENUE EXCEED COMPANY GUIDANCE AND CONSENSUS ESTIMATES
w	2010 RESULTS INCLUDE FAVORABLE IMPACT ON TAX RATE WHICH IS ALSO EXPECTED TO BENEFIT FUTURE YEARS
w	COMPANY PROVIDES 2011 GUIDANCE

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] reported 2010 fourth quarter and full year results.

Non-GAAP Amounts:
The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.”  Reconciliations of GAAP to non-GAAP amounts are presented in Tables 1 through 6 and identify and quantify all excluded items.

Fourth Quarter of 2010 Results:

•
Earnings per share was $0.93 on a non-GAAP basis, which exceeded the Company’s guidance and the consensus estimate and represents an increase of 52% compared to the prior year’s fourth quarter non-GAAP earnings per share of $0.61.

•	GAAP earnings per share was $0.72, which exceeded the Company’s guidance and represents a 41% increase compared to the prior year’s fourth quarter GAAP earnings per share of $0.51.
•
Revenue was $1,398.1 million as compared to the prior year’s fourth quarter revenue of $614.6 million.  The revenue increase of $783.5 million is attributable to (i) $704.7 million of revenue generated by the Company’s Tommy Hilfiger business; and (ii) a combined increase of $78.9 million, or 13%, in the revenue of the Company’s Calvin Klein and Heritage Brands businesses.

•	The effective tax rate was 26.0% on a non-GAAP basis and 2.8% on a GAAP basis.

In the fourth quarter of 2010, the Company completed the Tommy Hilfiger U.S. federal tax return for the pre-acquisition period.  On that return, the Company included the effect of transferring certain brand intangibles to a European subsidiary.  The effect of this transfer has reduced the Company’s effective tax rate in 2010 and is expected to continue to provide a significant tax benefit in the future.  The finalization of this transfer in the fourth quarter impacted the acquisition accounting associated with the Tommy Hilfiger transaction, as well as the second and third quarter’s tax expense. As such, in accordance with acquisition accounting standards, the Company has retrospectively adjusted the tax expense and earnings per share for those quarters on both a non-GAAP and GAAP basis as follows (in thousands, except per share amounts):

	Second	Third
Non-GAAP	Quarter	Quarter
Income tax expense (decrease)	$(3,390)	$(8,344)
Diluted net income per common share increase	0.05	0.12

	Second	Third
GAAP	Quarter	Quarter
Income tax expense increase (decrease)	$16,037	$(19,116)
Diluted net income per common share (decrease) increase	(0.24)	0.27

Fourth Quarter Business Review:

Calvin Klein
Total revenue for the Calvin Klein business was $248.9 million, or an increase of 18% over the prior year’s fourth quarter, due to strong performance across all divisions. Calvin Klein royalty revenue increased 11% as compared to the prior year's fourth quarter, driven by growth across virtually all product categories, with jeans, underwear, fragrance, watches, women’s sportswear and dresses continuing to perform particularly well.  Sales for the Company’s Calvin Klein wholesale and retail businesses increased 22% as compared to the prior year's fourth quarter. This increase was driven by the wholesale sportswear business, while retail comparable store sales grew 10%.

Earnings before interest and taxes for the Calvin Klein business was $65.7 million in the fourth quarter.  This represents an increase of 27% over the prior year’s fourth quarter non-GAAP earnings before interest and taxes of $51.8 million, and 52% over the prior year’s fourth quarter GAAP earnings before interest and taxes of $43.1 million.  These increases were due principally to the revenue increases discussed above, combined with an improvement in gross margin resulting from strong sell-throughs at wholesale and retail.

Tommy Hilfiger
The Tommy Hilfiger business posted revenue of $704.7 million in the fourth quarter, which exceeded the top end of the Company’s previous guidance by $19.7 million, as both the North America and International divisions performed better than anticipated.  The Tommy Hilfiger business contributed non-GAAP earnings before interest and taxes of $56.0 million in the fourth quarter, which also exceeded the Company’s previous guidance and included higher than planned advertising costs.  GAAP earnings before interest and taxes for the Tommy Hilfiger business was $34.3 million, which was below the Company’s previous guidance as a result of the Company’s acceleration of integration and restructuring costs into 2010.

Heritage Brands
Revenue for the Heritage Brands business was $444.5 million in the fourth quarter, representing an increase of 10% as compared to the prior year's fourth quarter.  This increase was driven by wholesale sales growth of 17%, while retail comparable store sales grew 2%.

On a non-GAAP basis, earnings before interest and taxes for the Heritage Brands business was $27.5 million, as compared to the prior year’s fourth quarter earnings before interest and taxes on both a GAAP and non-GAAP basis of $23.0 million.  The 20% increase was due principally to the revenue increase reported above.  GAAP earnings before interest and taxes for the Heritage Brands business was $20.9 million, which represents a decrease of 9% as compared to the prior year’s fourth quarter.  The decrease is principally attributable to non-cash charges incurred during the quarter in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business.

Fourth Quarter Consolidated Earnings:

On a non-GAAP basis, earnings before interest and taxes in the fourth quarter increased to $129.4 million from $61.6 million in the fourth quarter of 2009.  This $67.8 million improvement includes (i) $56.0 million of earnings before interest and taxes associated with the Tommy Hilfiger business; (ii) a combined $18.4 million, or 25%, improvement in earnings before interest and taxes in the Calvin Klein and Heritage Brands businesses; and (iii) an offsetting $6.6 million increase in corporate expenses due principally to additional incentive compensation costs in connection with the significant increase in earnings per share resulting from favorable adjustments to tax expense recorded in the fourth quarter.

On a GAAP basis, earnings before interest and taxes in the fourth quarter was $91.8 million as compared to $52.8 million in the prior year period.  The increase of $39.0 million includes (i) $34.3 million of earnings before interest and taxes associated with the Tommy Hilfiger business; (ii) a combined $20.6 million, or 31%, increase in earnings before interest and taxes in the Calvin Klein and Heritage Brands businesses; and (iii) an offsetting $15.9 million increase in corporate expenses due principally to restructuring and integration costs, combined with additional incentive compensation costs as mentioned above.

Net interest expense for the quarter increased $29.8 million to $38.1 million due principally to the debt issued to fund the Tommy Hilfiger acquisition.

Full Year 2010 Consolidated Results:

•	Earnings per share on a non-GAAP basis was $4.26 for the current year, as compared to non-GAAP earnings per share of $2.83 in the prior year.
•	GAAP earnings per share was $0.80, as compared to $3.08 in the prior year.
•
Revenue was $4,636.8 million, which represents an increase of $2,238.1 million over the prior year’s amount of $2,398.7 million.  The Tommy Hilfiger business contributed $1,945.2 million of this increase.

•	Calvin Klein royalty revenue increased 12%, due to growth across virtually all product categories, and combined sales of the Company’s Calvin Klein wholesale and retail businesses increased 19%.
•	Revenue for the Heritage Brands business increased 10%, due to growth in both the wholesale and retail divisions.

Balance Sheet:

The Company ended the year with a net debt position of approximately $1.9 billion, comprised of approximately $2.4 billion of debt net of approximately $500 million of cash. The Company made $250 million of voluntary debt repayments on its outstanding term loans during 2010, $150 million of which were made in the fourth quarter.  In connection with the amendment and restatement of its credit facilities during the first quarter of 2011, the Company also made a voluntary debt repayment of $150 million and currently plans to make additional repayments of approximately $300 million during the remainder of 2011.

2011 Guidance:
Please see the section entitled “Full Year and First Quarter 2011 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail on certain assumptions that are made in the following guidance.

Full Year Guidance

Revenue in 2011 is projected to be $5.580 billion to $5.655 billion, or an increase of 20% to 22% as compared to 2010. This includes the full year effect of estimated revenue of the Tommy Hilfiger business of approximately $2.80 billion to $2.85 billion, as compared to $1.95 billion for the nine month post-acquisition period in 2010.  The Company is projecting that Calvin Klein royalty revenue will increase 7% to 8% for the full year, with royalty revenue for Japan projected at contractual minimums, which reflects a $4 million reduction from 2010. Combined sales for the Heritage Brands and Calvin Klein businesses are currently planned to grow between 3% and 4%.

On a non-GAAP basis, earnings per share in 2011 is projected to be in the range of $4.70 to $4.95, which represents an increase over 2010 of 10% to 16%.  The 2011 non-GAAP earnings per share estimate excludes a loss of approximately $0.58 per share comprised of the after-tax effect of approximately $60 million of costs associated with the integration of Tommy Hilfiger and related restructuring initiatives.  On a non-GAAP basis, operating margin in 2011 is projected to be in a range of 11.0% to 11.5%, which compares to 11.8% in 2010.

On a GAAP basis, earnings per share in 2011 is projected to be in the range of $4.12 to $4.37, as compared to $0.80 in 2010.  On a GAAP basis, operating margin in 2011 is projected to be in a range of 10.0% to 10.5%, as compared to 4.4% in 2010.

In addition to the projected Calvin Klein royalty impact noted above, the recent earthquake and resulting tsunami are impacting Tommy Hilfiger’s Japan business. The full year guidance for both non-GAAP and GAAP reflects a reduction of 25%, or $5 million, in the expected operating income of this business. This impact is anticipated to occur in the first half of the year.

The Company currently estimates that the 2011 effective tax rate will be 29.0% to 31.0% on both a GAAP and non-GAAP basis, which reflects the impact of owning Tommy Hilfiger for a full year, as Tommy Hilfiger’s international operations generate income at a lower tax rate than U.S. operations.

First Quarter Guidance

First quarter revenue in 2011 is currently projected to be approximately $1.32 billion to $1.35 billion, which includes estimated revenue of the Tommy Hilfiger business of approximately $675 million to $700 million.  The Company is currently projecting Calvin Klein royalty revenue to increase 6% to 7% in the first quarter of 2011 as compared to the prior year. Royalty revenue for Japan is assumed at contractual minimums. Combined sales for the Heritage Brands and Calvin Klein businesses are expected to increase 3% to 4% in the first quarter of 2011 as compared to the prior year.

For the first quarter of 2011, earnings per share is currently projected to be in the range of $1.14 to $1.16 on a non-GAAP basis and $0.82 to $0.84 on a GAAP basis.  Included in the first quarter of 2011 is an increase of approximately $8 million of advertising expenses related to the Calvin Klein marketing campaign supporting ck one for jeans, underwear and fragrance.  In the first quarter, it is currently estimated that the Tommy Hilfiger business will generate earnings before interest and taxes of approximately $80 million on a non-GAAP basis and approximately $45 million on a GAAP basis, which includes approximately $35 million of restructuring and integration costs.  The after-tax effect of these costs is approximately $0.32 per share, which has been excluded from the non-GAAP earnings per share estimate.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are extremely pleased with our 2010 results and the strong fourth quarter performance that enabled us to exceed our revenue and earnings guidance.  The Tommy Hilfiger business has continued to exceed our expectations, and the integration of the two businesses has been seamless.  Each of our Heritage Brands businesses, as well as our Calvin Klein business, also had an excellent year.  These strong results enabled us to continue to reinvest in all of our brands through additional marketing spending, including significant increases at Tommy Hilfiger.  In addition, with our strong cash flow performance, we have reduced our debt since the time of acquisition by approximately $400 million.”

Mr. Chirico concluded, “We look forward to a strong 2011 that will be fueled by the international growth opportunities at Tommy Hilfiger and Calvin Klein.  We believe we will be able to increase our profitability in 2011, despite the product cost increases that are being felt throughout our industry, through product design changes, sourcing realignment and sound inventory planning.  We have the benefit of a strong global platform, operational efficiency, and highly recognized and sought after brands.  We will continue to invest prudently in all of our brands through marketing and remain focused on balance sheet strength in order to pave the way for future growth and enhanced stockholder value.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:
•
Costs incurred during 2009 in connection with the Company’s restructuring initiatives implemented that year, including the shutdown of the Company’s domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for the majority of the Company’s Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses.  The costs associated with these initiatives were $25.9 million in 2009, of which $17.2 million was incurred in the first three quarters of 2009 and $8.7 million was incurred in the fourth quarter of 2009.

•
Pre-tax costs of $338.3 million incurred in 2010 and approximately $60.0 million expected to be incurred in 2011 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

o
a loss of $140.5 million in 2010 associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price, of which $52.4 million was recorded in the first quarter and $88.1 million was recorded in the second quarter;

o
transaction, related restructuring and debt extinguishment costs of approximately $121.0 million in 2010, of which $51.6 million was incurred in the first quarter, $24.6 million was incurred in the second quarter, $13.7 million was incurred in the third quarter, and $31.0 million was incurred in the fourth quarter;

o
short-lived non-cash valuation amortization charges of approximately $76.8 million in 2010 of which $53.3 million was recorded in the second quarter and $23.5 million was recorded in the third quarter; and

o	integration and related restructuring costs of approximately $60.0 million expected to be incurred in 2011, of which approximately $35.0 million is expected to be incurred in the first quarter.

•
Pre-tax costs of $6.6 million incurred in the fourth quarter of 2010 in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business, principally consisting of non-cash charges.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility.  In making this assessment, the Company evaluated each item that it has recorded as a restructuring, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur.  All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.  The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

•
Tax benefits of approximately $7.9 million and $30.4 million in 2010 and 2009, respectively, (recorded in the third quarter of each year) related to the lapses of the statute of limitations with respect to certain previously unrecognized tax positions.

Please see Tables 1 through 6 later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its year end earnings release is scheduled for Tuesday, March 29, 2011 at 9:00 a.m. EDT.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page under the Investor Relations tab or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held.  The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #6369801.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability, and its ability to realize benefits from Tommy Hilfiger; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call / webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

Net sales	$1,288,938	$533,983	$4,219,739	$2,070,754
Royalty revenue	82,544	59,937	309,642	242,026
Advertising and other revenue	26,635	20,663	107,467	85,951
Total revenue	$1,398,117	$614,583	$4,636,848	$2,398,731

Gross profit on net sales	$627,031	$226,747	$2,004,842	$854,626
Gross profit on royalty, advertising and other revenue	109,179	80,600	417,109	327,977
Total gross profit	736,210	307,347	2,421,951	1,182,603

Selling, general and administrative expenses	644,403	254,534	2,071,416	938,791

Debt extinguishment costs			6,650

Other loss			140,490

Earnings before interest and taxes	91,807	52,813	203,395	243,812

Interest expense, net	38,097	8,251	126,822	32,229

Pre-tax income	53,710	44,562	76,573	211,583

Income tax expense	1,516	17,539	22,768	49,673

Net income	$52,194	$27,023	$53,805	$161,910

Diluted net income per common share(1)	$0.72	$0.51	$0.80	$3.08

Supplemental information:

	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

Depreciation and amortization expense	$33,527	$12,193	$147,137	$49,889

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PHILLIPS-VAN HEUSEN CORPORATION
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2010 in connection with its acquisition and integration of Tommy Hilfiger; (ii) the costs incurred in 2010 in connection with the exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business; (iii) the costs incurred in 2009 in connection with its restructuring initiatives implemented that year; (iv) the tax effects associated with these costs incurred in 2010 and 2009; and (v) the tax benefits in 2010 and 2009 related to the lapses of the statute of limitations with respect to certain previously unrecognized tax positions, which is on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs associated with its acquisition and integration of Tommy Hilfiger, including the exit of certain Tommy Hilfiger product categories, the exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business, and its restructuring initiatives are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release.  Please see Tables 1 through 6 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

GAAP total revenue	$1,398,117	$614,583	$4,636,848	$2,398,731

Non-GAAP Measures
Total gross profit(1)	$738,793	$307,347	$2,469,037	$1,184,244
Selling, general and administrative expenses(2)	609,424	245,787	1,920,773	914,535
Earnings before interest and taxes(3)	129,369	61,560	548,264	269,709
Income tax expense(4)	23,735	20,822	134,398	89,058
Net income(5)	67,537	32,487	287,044	148,422
Diluted net income per common share(6)	$0.93	$0.61	$4.26	$2.83

Depreciation and amortization(7)	$31,777	$12,193	$109,851	$49,889

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP gross profit.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(3) Please see Table 2 for reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.
(4)Please see Table 5 for reconciliation of GAAP income tax expense to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with restructuring, exit, acquisition and integration costs.

(5)Please see Table 1 for reconciliation of GAAP net income to non-GAAP net income.
(6) Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(7) Please see Table 6 for reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization.

PHILLIPS-VAN HEUSEN CORPORATION
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income to non-GAAP net income
	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

Net income	$52,194	$27,023	$53,805	$161,910

Diluted net income per common share(1)	$0.72	$0.51	$0.80	$3.08

Items excluded from GAAP net income:

Non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)			44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)	2,583		2,583

Costs associated with restructuring initiatives implemented in 2009 (gross margin)				1,641

SG&A expenses associated with Tommy Hilfiger acquisition and integration	28,427		144,091

SG&A expenses associated with the exit from the UK and Ireland Van Heusen business	6,552		6,552

SG&A expenses associated with restructuring initiatives implemented in 2009		8,747		24,256

Debt extinguishment costs			6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price			140,490

Tax effect on the items above(2)	(22,219)	(3,283)	(103,696)	(8,940)

Tax benefit related to lapses of statute of limitations with respect to previously unrecognized tax positions			(7,934)	(30,445)

Non-GAAP net income	$67,537	$32,487	$287,044	$148,422

Non-GAAP diluted net income per common share(1)	$0.93	$0.61	$4.26	$2.83

(1) Please see Note A to the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

PHILLIPS-VAN HEUSEN CORPORATION
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands)

Table 2 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes
	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

Earnings before interest and taxes	$91,807	$52,813	$203,395	$243,812

Items excluded from GAAP earnings before interest and taxes:

Non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)			44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)	2,583		2,583

Costs associated with restructuring initiatives implemented in 2009 (gross margin)				1,641

SG&A expenses associated with Tommy Hilfiger acquisition and integration	28,427		144,091

SG&A expenses associated with the exit from the UK and Ireland Van Heusen business	6,552		6,552

SG&A expenses associated with restructuring initiatives implemented in 2009		8,747		24,256

Debt extinguishment costs			6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price			140,490

Non-GAAP earnings before interest and taxes	$129,369	$61,560	$548,264	$269,709

Table 3 - Reconciliation of GAAP gross profit to non-GAAP gross profit
	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

Gross profit	$736,210	$307,347	$2,421,951	$1,182,603

Items excluded from GAAP gross profit:

Non-cash valuation amortization related to Tommy Hilfiger acquisition			44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories	2,583		2,583

Costs associated with restructuring initiatives implemented in 2009				1,641

Non-GAAP gross profit	$738,793	$307,347	$2,469,037	$1,184,244

PHILLIPS-VAN HEUSEN CORPORATION
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands)

Table 4 - Reconciliation of GAAP SG&A to non-GAAP SG&A
	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

SG&A	$644,403	$254,534	$2,071,416	$938,791

Items excluded from GAAP SG&A:

SG&A expenses associated with Tommy Hilfiger acquisition and integration	(28,427)		(144,091)

SG&A expenses associated with the exit from the UK and Ireland Van Heusen business	(6,552)		(6,552)

SG&A expenses associated with restructuring initiatives implemented in 2009		(8,747)		(24,256)

Non-GAAP SG&A	$609,424	$245,787	$1,920,773	$914,535

Table 5 - Reconciliation of GAAP income tax expense to non-GAAP income tax expense
	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

Income tax expense	$1,516	$17,539	$22,768	$49,673

Items excluded from GAAP income tax expense:

Income tax effect of 2010 exit, acquisition and integration costs(1)	22,219		103,696

Income tax effect of costs associated with restructuring initiatives implemented in 2009(1)		3,283		8,940

Tax benefit related to lapses of statute of limitations with respect to certain previously unrecognized tax positions			7,934	30,445

Non-GAAP income tax expense	$23,735	$20,822	$134,398	$89,058

(1)      The estimated tax effects of the Company’s restructuring, exit, acquisition and integration costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as a restructuring, exit, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s restructuring, exit, acquisition or integration costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP amounts.

PHILLIPS-VAN HEUSEN CORPORATION
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands)

Table 6 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization
	Quarter Ended		Year Ended
	1/30/11	1/31/10	1/30/11	1/31/10

Depreciation and amortization	$33,527	$12,193	$147,137	$49,889

Items excluded from GAAP depreciation and amortization:

Depreciation and amortization related to Tommy Hilfiger acquisition (principally non-cash valuation amortization recorded in SG&A)	(1,750)		(37,286)

Non-GAAP depreciation and amortization	$31,777	$12,193	$109,851	$49,889

Notes to Consolidated GAAP Income Statements:

A.      The Company computed its diluted net income per common share as follows:
(In thousands, except per share data)
	Quarter Ended				Quarter Ended
	1/30/11				1/31/10
	Results				Results
	Under			Non-GAAP	Under			Non-GAAP
	GAAP	Adjustments		Results	GAAP	Adjustments		Results

Net income	$52,194	$(15,343	)(1)	$67,537	$27,023	$(5,464	)(2)	$32,487

Weighted average common shares	66,682			66,682	51,770			51,770
Weighted average dilutive securities	1,574			1,574	1,318			1,318
Weighted average impact of assumed convertible preferred stock conversion	4,189			4,189
Total shares	72,445			72,445	53,088			53,088

Diluted net income per common share	$0.72			$0.93	$0.51			$0.61

	Year Ended				Year Ended
	1/30/11				1/31/10
	Results				Results
	Under			Non-GAAP	Under			Non-GAAP
	GAAP	Adjustments		Results	GAAP	Adjustments		Results

Net income	$53,805	$(233,239	)(1)	$287,044	$161,910	$13,488	(2)	$148,422

Weighted average common shares	62,744			62,744	51,639			51,639
Weighted average dilutive securities	1,527			1,527	867			867
Weighted average impact of assumed convertible preferred stock conversion	3,107			3,107
Total shares	67,378			67,378	52,506			52,506

Diluted net income per common share	$0.80			$4.26	$3.08			$2.83

(1)
Represents the impact on net income in the quarter and year ended January 30, 2011 from the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; (ii) the costs incurred in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business; and (iii) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.  Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2)
Represents the impact on net income in the quarter and year ended January 31, 2010 from the elimination of (i) the costs incurred in that period in connection with the Company’s restructuring initiatives implemented that year, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for retail stores, and other initiatives to reduce corporate and administrative expenses; and (ii) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.  Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PHILLIPS-VAN HEUSEN CORPORATION
     Consolidated Balance Sheets
     (In thousands)

	January 30,	January 31,
	2011	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$498,718	$480,882
Receivables	447,161	196,603
Inventories	692,306	263,788
Other Current Assets	172,378	53,610
Total Current Assets	1,810,563	994,883
Property, Plant and Equipment	404,577	167,474
Goodwill and Other Intangible Assets	4,404,428	1,158,370
Other Assets	115,766	18,952
	$6,735,334	$2,339,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$903,294	$362,881
Short-Term Borrowings	4,868	-
Other Liabilities	1,020,613	408,661
Long-Term Debt	2,364,002	399,584
Stockholders’ Equity	2,442,557	1,168,553
	$6,735,334	$2,339,679

PHILLIPS-VAN HEUSEN CORPORATION
Segment Data

Segment Presentation
The acquisition of Tommy Hilfiger early in the second quarter of 2010 significantly impacted the way the Company manages and analyzes its operating results.  Beginning with the second quarter, the Company changed the way it discusses its business segments and results.  The Company now aggregates its segments into three main businesses:  (i) Calvin Klein, which consists of the Calvin Klein Licensing segment (including the Company’s Calvin Klein Collection unit, which the Company operates directly in support of the global licensing of the Calvin Klein brands) and the Other (Calvin Klein Apparel) segment, which is comprised of the Company’s Calvin Klein dress furnishings, sportswear and outlet retail divisions; (ii) Tommy Hilfiger, which consists of the Tommy Hilfiger North America and Tommy Hilfiger International segments; and (iii) Heritage Brands, which consists of the Heritage Brand Wholesale Dress Furnishings, Heritage Brand Wholesale Sportswear and Heritage Brand Retail segments.

PHILLIPS-VAN HEUSEN CORPORATION
Segment Data (Continued)
(In thousands)

REVENUE BY SEGMENT

	Quarter Ended	Quarter Ended
	1/30/11	1/31/10
Heritage Brand Wholesale Dress Furnishings
Net sales	$131,556	$123,117
Royalty revenue	1,525	1,457
Advertising and other revenue	1,149	534
Total	134,230	125,108

Heritage Brand Wholesale Sportswear
Net sales	142,624	111,442
Royalty revenue	2,924	2,353
Advertising and other revenue	420	444
Total	145,968	114,239

Heritage Brand Retail
Net sales	162,822	163,803
Royalty revenue	1,284	993
Advertising and other revenue	215	162
Total	164,321	164,958

Total Heritage Brands
Net sales	437,002	398,362
Royalty revenue	5,733	4,803
Advertising and other revenue	1,784	1,140
Total	444,519	404,305

Other (Calvin Klein Apparel)
Net sales	152,384	127,416
Total	152,384	127,416

Calvin Klein Licensing
Net sales	12,542	8,205
Royalty revenue	61,380	55,134
Advertising and other revenue	22,634	19,523
Total	96,556	82,862

Total Calvin Klein
Net sales	164,926	135,621
Royalty revenue	61,380	55,134
Advertising and other revenue	22,634	19,523
Total	248,940	210,278

Tommy Hilfiger North America
Net sales	335,204
Royalty revenue	3,576
Advertising and other revenue	876
Total	339,656

Tommy Hilfiger International
Net sales	351,806
Royalty revenue	11,855
Advertising and other revenue	1,341
Total	365,002

Total Tommy Hilfiger
Net sales	687,010
Royalty revenue	15,431
Advertising and other revenue	2,217
Total	704,658

Total Revenue
Net sales	1,288,938	533,983
Royalty revenue	82,544	59,937
Advertising and other revenue	26,635	20,663
Total	$1,398,117	$614,583

PHILLIPS-VAN HEUSEN CORPORATION
Segment Data (Continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	1/30/11			1/31/10
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$10,583	$(6,552)	$17,135	$10,513		$10,513

Heritage Brand Wholesale Sportswear	6,545		6,545	2,902		2,902

Heritage Brand Retail	3,801		3,801	9,559		9,559

Total Heritage Brands	20,929	(6,552)	27,481	22,974		22,974

Other (Calvin Klein Apparel)	20,001		20,001	2,991	$(8,747)	11,738

Calvin Klein Licensing	45,658		45,658	40,065		40,065

Total Calvin Klein	65,659		65,659	43,056	(8,747)	51,803

Tommy Hilfiger North America	10,933	(16,621)	27,554

Tommy Hilfiger International	23,416	(5,076)	28,492

Total Tommy Hilfiger	34,349	(21,697)	56,046

Corporate	(29,130)	(9,313)	(19,817)	(13,217)		(13,217)

Total earnings before interest and taxes	$91,807	$(37,562)	$129,369	$52,813	$(8,747)	$61,560

(1)
Adjustments for the quarter ended January 30, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger; and (ii) exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business.

(2)
Adjustments for the quarter ended January 31, 2010 represent the elimination of the costs incurred in that quarter in connection with the Company’s restructuring initiatives implemented in 2009, which in the quarter, principally related to lease termination fees for Calvin Klein specialty retail stores.

PHILLIPS-VAN HEUSEN CORPORATION
Segment Data (Continued)
(In thousands)

REVENUE BY SEGMENT

	Year Ended	Year Ended
	1/30/11	1/31/10
Heritage Brand Wholesale Dress Furnishings
Net sales	$523,901	$489,845
Royalty revenue	5,815	5,859
Advertising and other revenue	2,689	1,681
Total	532,405	497,385

Heritage Brand Wholesale Sportswear
Net sales	568,447	473,101
Royalty revenue	10,731	10,133
Advertising and other revenue	1,764	1,931
Total	580,942	485,165

Heritage Brand Retail
Net sales	638,902	610,337
Royalty revenue	5,023	4,361
Advertising and other revenue	842	795
Total	644,767	615,493

Total Heritage Brands
Net sales	1,731,250	1,573,283
Royalty revenue	21,569	20,353
Advertising and other revenue	5,295	4,407
Total	1,758,114	1,598,043

Other (Calvin Klein Apparel)
Net sales	552,757	464,775
Total	552,757	464,775

Calvin Klein Licensing
Net sales	38,326	32,696
Royalty revenue	247,825	221,673
Advertising and other revenue	94,596	81,544
Total	380,747	335,913

Total Calvin Klein
Net sales	591,083	497,471
Royalty revenue	247,825	221,673
Advertising and other revenue	94,596	81,544
Total	933,504	800,688

Tommy Hilfiger North America
Net sales	889,630
Royalty revenue	11,558
Advertising and other revenue	3,257
Total	904,445

Tommy Hilfiger International
Net sales	1,007,776
Royalty revenue	28,690
Advertising and other revenue	4,319
Total	1,040,785

Total Tommy Hilfiger
Net sales	1,897,406
Royalty revenue	40,248
Advertising and other revenue	7,576
Total	1,945,230

Total Revenue
Net sales	4,219,739	2,070,754
Royalty revenue	309,642	242,026
Advertising and other revenue	107,467	85,951
Total	$4,636,848	$2,398,731

PHILLIPS-VAN HEUSEN CORPORATION
Segment Data (Continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	1/30/11			1/31/10
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$65,963	$(6,552)	$72,515	$56,066	$(541)	$56,607

Heritage Brand Wholesale Sportswear	56,546		56,546	51,437	(701)	52,138

Heritage Brand Retail	45,387		45,387	28,829	(2,341)	31,170

Total Heritage Brands	167,896	(6,552)	174,448	136,332	(3,583)	139,915

Other (Calvin Klein Apparel)	73,059		73,059	17,195	(17,134)	34,329

Calvin Klein Licensing	172,928		172,928	154,834		154,834

Total Calvin Klein	245,987		245,987	172,029	(17,134)	189,163

Tommy Hilfiger North America	37,554	(51,946)	89,500

Tommy Hilfiger International	51,653	(62,844)	114,497

Total Tommy Hilfiger	89,207	(114,790)	203,997

Corporate	(299,695)	(223,527)	(76,168)	(64,549)	(5,180)	(59,369)

Total earnings before interest and taxes	$203,395	$(344,869)	$548,264	$243,812	$(25,897)	$269,709

(1)
Adjustments for the year ended January 30, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; and (ii) exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business.

(2)
Adjustments for the year ended January 31, 2010 represent the elimination of the costs incurred in that period in connection with the Company’s restructuring initiatives implemented in 2009, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for retail stores, and other initiatives to reduce corporate and administrative expenses.

Phillips-Van Heusen Corporation
Full Year and First Quarter 2011 Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its 2011 estimated results excluding (i) the costs expected to be incurred in connection with its integration of Tommy Hilfiger and related restructuring; and (ii) the estimated tax effects associated with these costs, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its integration of Tommy Hilfiger and related restructuring are also the basis for certain incentive compensation calculations.  The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an integration or related restructuring cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

(Dollar and share amounts in millions, except per share data)
	Full Year	First Quarter
	2011	2011
	(Estimated)	(Estimated)
Full Year and First Quarter 2011 Guidance Assumptions

Net interest expense	$134.0 - $136.0	$33.5 - $34.5

Tax rate range	29.0% - 31.0%	32.5% - 33.5%

Diluted shares outstanding	72.7	72.5

2011 Integration and Related Restructuring Costs and Earnings Per Share Reconciliations

Integration and related restructuring costs expected to be incurred
(please see “Non-GAAP Exclusions” section for detail):
Pre-tax	$60.0	$35.0
Tax impacts	(18.0)	(11.5)
After tax	$42.0	$23.5

GAAP earnings per common share	$4.12 - $4.37	$0.82 - $0.84
Estimated per common share impact of after tax integration and related restructuring costs	$0.58	$0.32
Earnings per common share excluding impact of integration and related restructuring costs	$4.70 - $4.95	$1.14 - $1.16